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                                 EXHIBIT K-1

            ANALYSIS OF ASSETS, REVENUES AND ELECTRIC CUSTOMERS OF
                               FIRSTENERGY CORP.
                  At Or For The Year Ended December 31, 2000

                                                    TOTAL          TOTAL         NET       ELECTRIC
                                                    ASSETS        REVENUES     INCOME      CUSTOMERS
                                                     (000)         (000)        (000)
FIRSTENERGY CORP.
PUBLIC UTILITY COMPANIES

Ohio Edison Company (Consolidated)                $ 8,154,151    $2,726,708    $336,456    1,137,485

      Ohio Edison Company (Corporate)             $ 7,165,242    $2,343,596    $313,609      999,521

      Pennsylvania Power Company                  $   988,909    $  383,112    $ 22,847      137,964

   The Cleveland Electric Illuminating Company    $ 5,964,631    $1,887,039    $202,950      741,376

   The Toledo Edison Company                      $ 2,652,267    $  954,947    $137,233      302,999

   American Transmission Systems, Incorporated    $   705,874    $   71,725    $ 19,537           --

NON-UTILITY COMPANIES                             $ 1,532,594    $1,759,986    $(48,989)      30,192

INTERCOMPANY ELIMINATIONS                         $(1,068,223)   $ (371,444)   $(48,217)

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TOTAL FIRSTENERGY CORP.                           $17,941,294    $7,028,961    $598,970    2,212,052
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